Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Signs Agreement To Acquire Colorado Lining International
SIOUX FALLS, S.D., (August 22, 2017) - Raven Industries, Inc. (NASDAQ:RAVN) today announced that it has signed an asset purchase agreement to acquire substantially all of the assets of Colorado Lining International, Inc., headquartered in Parker, Colo. The cash transaction is expected to close in September with Raven paying approximately $14 million and the potential for up to $2 million in additional earn-out payments over the next three years. The final acquisition will align under the company’s Engineered Films division, an innovative manufacturer of polymer film and sheeting. By adding new design-build and installation service components to the company’s geomembrane offering, this acquisition will advance Raven Engineered Films’ business model into a vertically-integrated, full-service solutions provider in this sector. Colorado Lining International, Inc. was established in 1978 and is a well-respected company that provides custom fabrication, design-build expertise, and certified installation services. Following the acquisition, Raven Engineered Films will operate facilities in four states - South Dakota, Colorado, California and Texas - to further optimize and expand customer services and logistics.
”We are thrilled to be entering into this purchase agreement with Colorado Lining International,” stated Anthony Schmidt, Vice President and General Manager of Raven Engineered Films. “They have been a long-time valued and respected business partner of our geomembrane product lines for nearly 25 years. Our companies share the same team values for integrity, quality, service and a strong drive for innovation, and this acquisition will set the stage for future growth opportunities through additional capabilities and products for the containment industry.”
“We have long admired Raven as strategic partner and quality supplier,” stated John Heap, President and CEO of Colorado Lining International, Inc. “They set the bar high by striving for operational excellence throughout all facets of their day-to-day business. We are enthusiastic to be joining the Raven team and think our years of expertise in the geosynthetic industry will be a great asset in providing high-quality solutions to complex containment needs and challenges.”
About Raven Industries, Inc.
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.
About Raven Engineered Films
Raven Industries’ Engineered Films Division has established a well-known reputation for manufacturing and supplying high performance flexible films and sheeting to major markets throughout the United States and abroad. Engineered Films’ strategic mission is to produce critical film and sheeting for the containment and protection of Earth’s natural resources and asset value. Its state-of-the-art manufacturing facility and proven product expertise offer the most innovative and targeted product solutions in the industry. Raven Engineered Films welcomes all inquiries and can be reached at +1 (800) 635-3456. Learn more about Raven Engineered Films at http://ravenefd.com.
About Colorado Lining International
Colorado Lining International, Inc. (CLI) is a full service Geosynthetics Contractor offering factory expert geomembrane fabrication and installation under one roof. CLI offers assistance in flexible membrane liner selection, coating material

-more-

selection, fabrication techniques and design/build installation. By taking a site-specific approach to geomembrane and liner selection, clients can rest assured the material will fit the application and will be fabricated and installed by trained and certified crews. For more information, visit http://coloradolining.com.

Forward-Looking Statements
This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and the protection of the Act’s Safe Harbor for forward-looking statements. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: uncertainties as to the timing of the transactions described above; the possibility that various closing conditions for the transactions may not be satisfied or waived; uncertainty of the expected financial performance of the combined operations following completion of the transaction; the ability to successfully integrate CLI’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the transaction; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the Raven’s filings with the SEC. Raven cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Raven disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:	Contact Information:
Margaret Carmody, Director of Communications	John Heap, President and Chief Executive Officer
Raven Industries	Colorado Lining International, Inc.
+1 (605)-336-2750	+1 (303) 841-2022
margaret.carmody@ravenind.com	jheap@coloradolining.com

######